 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218292

Anavex Life Sciences Corp.

5,000,000 Shares of Common Stock Offered by a
Selling Security Holder

This prospectus relates to the sale by Lincoln Park Capital Fund, LLC, or Lincoln Park, of up to 5,000,000 shares of the common Stock, par value $0.001 per share of Anavex Life Sciences Corp., a Nevada corporation (collectively with all of its subsidiaries, “us”, “we”, “our”, “Anavex” or the “Company”) in one or more transactions in amounts, at prices, and on terms that will be determined at the time these securities are offered. All of the shares of common stock being offered by Lincoln Park may be issued pursuant to a purchase agreement between Lincoln Park and the Company, dated as of October 21, 2015 (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of the Purchase Agreement, and “Selling Security Holder” for additional information regarding Lincoln Park as the purchaser of common stock (also referred to herein as the Selling Security Holder).

The Company previously filed a registration statement on Form S-3 (File No. 333-207600) on October 26, 2015, which was declared effective on September 6, 2016 (the “2016 Registration Statement”), which registered for sale by Lincoln Park up to 6,754,609 shares of our common stock issued or issuable under the Purchase Agreement, inclusive of 269,397 shares of common stock issued or issuable to the Selling Security Holder for no cash consideration as commitment shares. 6,633,656 shares of common stock registered under the 2016 Registration Statement have been issued to Lincoln Park and 6,475,575 have been resold by Lincoln Park as of the date of this prospectus. No commitment shares are being registered under this prospectus.

We will not receive any of the proceeds from the sale of shares of our common stock sold by Lincoln Park. Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “AVXL”. On September 6, 2017, the last reported sale price of our common stock was $4.87 per share.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 9 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 7, 2017.

ABOUT THIS PROSPECTUS

This prospectus of Anavex Life Sciences Corp., a Nevada corporation relates to the offer and sale of up to 5,000,000 shares of our common stock in one or more transactions by Lincoln Park as the Selling Security Holder.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Prospectus Summary - Where You Can Find More Information.”

The Selling Security Holder may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The Selling Security Holder may sell its shares of common stock through any means described below under the heading "Plan of Distribution." Such a prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Prospectus Summary — Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 9 and the financial statements incorporated by reference.

Overview

Our Current Business

We are a clinical stage biopharmaceutical company engaged in the development of differentiated therapeutics for the treatment of neurodegenerative and neurodevelopmental diseases including drug candidates to treat Alzheimer’s disease, other central nervous system (“CNS”) diseases, pain and various types of cancer. The Company’s lead compound ANAVEX 2-73 is being developed to treat Alzheimer’s disease, Parkinson’s disease and potentially other central nervous system diseases, including rare diseases, such as Rett syndrome.

In November 2016, a Phase 2a clinical trial going over 52 weeks was completed for ANAVEXTM 2-73 in mild-to-moderate Alzheimer’s patients. This open-label randomized trial met both primary and secondary endpoints, and was designed to assess the safety and exploratory efficacy of ANAVEXTM 2-73 in 32 patients. ANAVEXTM 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain believed to restore cellular homeostasis and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEXTM 2-73 showed no serious adverse events in a previously performed Phase 1 study. In preclinical studies, ANAVEXTM 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576. In March 2016, we received approval from the Ethics Committee in Australia to extend the ongoing Phase 2a clinical trial, which had been requested by patients and their caregivers.  The trial extension allows participants who completed 52 weeks in PART B to rollover into a new trial and continue taking ANAVEXTM 2-73 for an additional 104 weeks, providing an opportunity to gather extended safety data.  The trial is independent of the Company’s planned larger Phase 2/3 double-blind, placebo-controlled study of ANAVEXTM 2-73 in Alzheimer’s disease.

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In September 2016, the Company presented positive preclinical data for ANAVEXTM 2-73 in Parkinson’s disease, which demonstrated significant improvements on all measures: behavioral, histopathological, and neuroinflammatory endpoints. The study was funded by the Michael J Fox Foundation (“MJFF”).

In February 2016, the Company presented positive preclinical data for ANAVEXTM 2-73 in Rett syndrome, a rare neurodevelopmental disease indication. The study was funded by the Rettsyndrome.org foundation. In January 2017, the Company was awarded a financial grant from the Rettsyndrome.org foundation of a minimum of $0.6 million to cover the majority of a planned U.S. multicenter Phase 2 clinical trial of ANAVEXTM 2-73 for the treatment of Rett syndrome. The Phase 2 trial is scheduled to begin in calendar 2017 and will be a randomized, double blind, placebo-controlled study of ANAVEXTM 2-73 in patients with Rett syndrome lasting up to 12 weeks. Primary and secondary endpoints include safety as well as Rett syndrome conditions such as cognitive impairment, motor impairment, behavioral symptoms and seizure activity.

We intend to identify and initiate discussions with potential commercial partners within the next 12 months. Further, we may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further our goals.

Our Pipeline

Our research and development pipeline includes one clinical drug candidate and several compounds in different stages of pre-clinical study.

Our proprietary SIGMACEPTOR™ Discovery Platform produced small molecule drug candidates with unique modes of action, based on our understanding of sigma receptors. Sigma receptors may be targets for therapeutics to combat many human diseases, including Alzheimer’s disease. When bound by the appropriate ligands, sigma receptors influence the functioning of multiple biochemical signals that are involved in the pathogenesis (origin or development) of disease.

Compounds that have been subjects of our research include the following:

ANAVEXTM 2-73

ANAVEXTM 2-73 may offer a disease-modifying approach in Alzheimer’s disease (AD) by using ligands that activate sigma-1 receptors.

In AD animal models, ANAVEXTM 2-73 has shown pharmacological, histological and behavioral evidence as a potential neuroprotective, anti-amnesic, anti-convulsive and anti-depressive therapeutic agent, due to its potent affinity to sigma-1 receptors and moderate affinities to M1-4 type muscarinic receptors. In addition, ANAVEXTM 2-73 has shown a potential dual mechanism which may impact both amyloid and tau pathology. In a transgenic AD animal model Tg2576 ANAVEXTM 2-73 induced a statistically significant neuroprotective effect against the development of oxidative stress in the mouse brain, as well as significantly increased the expression of functional and synaptic plasticity markers that is apparently amyloid-beta independent. It also significantly alleviated the learning and memory deficits developed over time in the animals, regardless of sex, both in terms of spatial working memory and long-term spatial reference memory.

Based on the results of pre-clinical testing, we initiated and completed a Phase 1 single ascending dose (SAD) clinical trial of ANAVEXTM 2-73 in 2011. In this Phase 1 SAD trial, the maximum tolerated single dose was defined per protocol as 55-60 mg. This dose is above the equivalent dose shown to have positive effects in mouse models of AD. There were no significant changes in laboratory or electrocardiogram parameters. ANAVEXTM 2-73 was well tolerated below the 55-60 mg dose with only mild adverse events in some subjects. Observed adverse events at doses above the maximum tolerated single dose included headache and dizziness, which were moderate in severity and reversible. These side effects are often seen with drugs that target CNS conditions, including AD.

The ANAVEXTM 2-73 Phase 1 SAD trial was conducted as a randomized, placebo-controlled study. Healthy male volunteers between the ages of 18 and 55 received single, ascending oral doses over the course of the trial. Study endpoints included safety and tolerability together with pharmacokinetic parameters. Pharmacokinetics includes the absorption and distribution of a drug, the rate at which a drug enters the blood and the duration of its effect, as well as chemical changes of the substance in the body. This study was conducted in Germany in collaboration with ABX-CRO, a clinical research organization and the Technical University of Dresden.

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In December 2014, a Phase 2a clinical trial was initiated for ANAVEX 2-73TM, which is being evaluated for the treatment of Alzheimer’s disease. The open-label randomized trial is designed to assess the safety and exploratory efficacy of ANAVEXTM 2-73 in 32 patients with mild to moderate Alzheimer’s disease. ANAVEXTM 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain believed to restore cellular homeostasis and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEXTM 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies ANAVEXTM 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

The Phase 2a study met both primary and secondary objectives of the study. The 31-week preliminary exploratory safety and efficacy data from the ongoing Phase 2a study of ANAVEXTM 2-73 in Alzheimer’s patients, with most also receiving donepezil, the current standard of care, demonstrated favorable safety, maximum tolerated dose, positive dose response, sustained efficacy response through 31 weeks for both cognitive and functional measures, as well as positive unexpected therapeutic response events. ANAVEXTM 2-73 continues to demonstrate a favorable adverse event profile through 31 weeks in a patient population of elderly Alzheimer’s patients with varying degrees of physical fragility. The most common side effects across all adverse events categories tended to be of mild severity grade 1, and were resolved with dose reductions that were anticipated within the adaptive design of the study protocol.

At 41 weeks, Alzheimer’s patients taking a daily oral dose of ANAVEXTM 2-73 in the exploratory, not yet dose optimized Phase 2a clinical trial, showed a stabilization of cognitive and functional measures. This data of stabilization is promising since Alzheimer’s disease is a progressive disease where current therapeutics are only able to temporarily slow the worsening of dementia symptoms and do not stop the disease from progressing. At 41 weeks, oral daily dosing between 10mg and 50mg, ANAVEXTM 2-73 was well tolerated, and no patients discontinued treatment due to adverse events. There were no clinically significant treatment-related adverse events, and no serious adverse events.

Pre-specified exploratory analyses included the cognitive (MMSE) and the functional (ADCS-ADL) changes from baseline. A continued stabilization of both cognitive (MMSE) and functional (ADCS-ADL) measures in patients treated with ANAVEXTM 2-73 was observed. This correlation was positive with all measured scores (MMSE, ADCS-ADL, Cogstate, HAM-D and EEG/ERP).

ANAVEXTM 2-73 data presented meets prerequisite information in order to progress into Phase 2/3 placebo controlled studies, which are currently in the planning phase.

Recent preclinical data validates ANAVEXTM 2-73 as a prospective platform drug for other neurodegenerative diseases beyond Alzheimer’s as well as neurodevelopmental diseases, more specifically, Parkinson’s disease, epilepsy and Rett syndrome. For Parkinson’s disease, data demonstrates significant improvements and restoration of function in a classic animal model of Parkinson’s disease. Significant improvements were seen on all measures tested: behavioral, histopathological, and neuroinflammatory endpoints. For epilepsy, data demonstrates both significant and dose related improvement in the reduction of seizures, as well as significant synergy with each of three generations of epilepsy drugs currently on the market. In Rett syndrome, a rare neurodevelopmental disease indication, administration of ANAVEXTM 2-73 resulted in both significant and dose related improvements in an array of behavioral paradigms in the MECP2 HET Rett syndrome disease model.

Recent preclinical data presented also indicates that ANAVEXTM 2-73 demonstrates protective effects of the mitochondrial enzyme complexes I and IV during pathological conditions, which, if impaired, are believed to play a role in the pathogenesis of neurodegenerative and neurodevelopmental diseases. The U.S. Food and Drug Administration (“FDA”) has granted Orphan Drug Designation to ANAVEXTM 2-73 for the treatment of Rett syndrome and infantile spasms, in May 2016 and June 2016, respectively.

ANAVEX 3-71

ANAVEX 3-71, previously named AF710B is a preclinical drug candidate with a novel mechanism of action via sigma-1 receptor activation and M1 muscarinic allosteric modulation, which has been shown to enhance neuroprotection and cognition in Alzheimer’s disease. ANAVEX 3-71 is a CNS-penetrable mono-therapy that bridges treatment of both cognitive impairments with disease modifications. It is highly effective in very small doses against the major Alzheimer’s hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also has beneficial effects on inflammation and mitochondrial dysfunctions. ANAVEX 3-71 indicates extensive therapeutic advantages in Alzheimer’s and other protein-aggregation-related diseases given its ability to enhance neuroprotection and cognition via sigma-1 receptor activation and M1 muscarinic allosteric modulation.

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A recent preclinical study examined the response of ANAVEX 3-71 in aged transgenic animal models, and showed a significant reduction in rate of cognitive deficit, amyloid beta pathology and inflammation with the administration of ANAVEX 3-71. In April 2016 the FDA granted Orphan Drug Designation to ANAVEX 3-71 for the treatment of Frontotemporal dementia.

In April 2017, new preclinical data was presented for ANAVEX 3-71 indicating that during pathological conditions, ANAVEX 3-71 demonstrated the formation of new synapses between neurons (synaptogenesis) without causing an abnormal increase in the number of astrocytes. In neurodegenerative diseases such as Alzheimer’s and Parkinson’s disease, synaptogenesis is believed to be impaired. Additional preclinical data presented also indicates that in addition to reducing oxidative stress, ANAVEX 3-71 demonstrates protective effects of the mitochondrial enzyme complexes I and IV during pathological conditions, which, if impaired, are believed to play a role in the pathogenesis of neurodegenerative and neurodevelopmental diseases.

ANAVEX 1-41

ANAVEX 1-41 is a sigma-1 agonist. Pre-clinical tests revealed significant neuroprotective benefits (i.e., protects nerve cells from degeneration or death) through the modulation of endoplasmic reticulum, mitochondrial and oxidative stress, which damages and destroys cells and is believed by some scientists to be a primary cause of AD. In addition, in animal models, ANAVEX 1-41 prevented the expression of caspase-3, an enzyme that plays a key role in apoptosis (programmed cell death) and loss of cells in the hippocampus, the part of the brain that regulates learning, emotion and memory. These activities involve both muscarinic and sigma-1 receptor systems through a novel mechanism of action.

Recent preclinical data presented also indicates that ANAVEX 1-41 demonstrates protective effects of the mitochondrial enzyme complexes I and IV during pathological conditions, which, if impaired, are believed to play a role in the pathogenesis of neurodegenerative and neurodevelopmental diseases.

ANAVEX 1037

ANAVEX 1037 is designed for the treatment of prostate cancer. It is a low molecular weight, synthetic compound exhibiting high affinity for sigma-1 receptors at nanomolar levels and moderate affinity for sigma-2 receptors and sodium channels at micromolar levels. In advanced pre-clinical studies, this compound revealed antitumor potential with no toxic side effects. It has also been shown to selectively kill human cancer cells without affecting normal/healthy cells and also to significantly suppress tumor growth in immune-deficient mice models. Scientific publications describe sigma receptor ligands positively, highlighting the possibility that these ligands may stop tumor growth and induce selective cell death in various tumor cell lines. Sigma receptors are highly expressed in different tumor cell types. Binding by appropriate sigma-1 and/or sigma-2 ligands can induce selective apoptosis. In addition, through tumor cell membrane reorganization and interactions with ion channels, our drug candidates may play an important role in inhibiting the processes of metastasis (spreading of cancer cells from the original site to other parts of the body), angiogenesis (the formation of new blood vessels) and tumor cell proliferation.

ANAVEX 1066

ANAVEX 1066, a mixed sigma-1/sigma-2 ligand is designed for the potential treatment of neuropathic pain and visceral pain. ANAVEX 1066 was tested in two preclinical models of neuropathic and visceral pain that have been extensively validated in rats. In the chronic constriction injury model of neuropathic pain, a single oral administration of ANAVEX 1066 dose-dependently restored the nociceptive threshold in the affected paw to normal levels while leaving the contralateral healthy paw unchanged. Efficacy was rapid and remained significant for two hours. In a model of visceral pain, chronic colonic hypersensitivity was induced by injection of an inflammatory agent directly into the colon and a single oral administration of ANAVEX 1066 returned the nociceptive threshold to control levels in a dose-dependent manner. Companion studies in rats demonstrated the lack of any effects on normal gastrointestinal transit with ANAVEX 1066 and a favorable safety profile in a battery of behavioral measures.

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Our compounds are in the pre-clinical and clinical testing stages of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

Our Target Indications

We have developed compounds with potential application to two broad categories and several specific indications. The two categories are diseases of the central nervous system, and cancer. Specific indications include:

•	Alzheimer’s disease — In 2016, an estimated 5.4 million Americans were suffering from Alzheimer’s disease. The Alzheimer’s Association® reports that by 2025, 7.1 million Americans will be afflicted by the disease, a 30 percent increase from currently affected patients. Medications on the market today treat only the symptoms of Alzheimer’s disease and do not have the ability to stop its onset or its progression. There is an urgent and unmet need for both a disease modifying cure for Alzheimer’s disease as well as for better symptomatic treatments.

•	Parkinson’s disease — Parkinson’s disease is a progressive disease of the nervous system marked by tremors, muscular rigidity, and slow, imprecise movement. It is associated with degeneration of the basal ganglia of the brain and a deficiency of the neurotransmitter dopamine. Parkinson’s disease afflicts more than 10 million people worldwide, typically middle-aged and elderly people. The Parkinson’s disease market is set to expand from $2.1 billion in 2014 to $3.2 billion by 2021, according to business intelligence provider GBI Research.

•	Rett syndrome — Rett syndrome is a rare non-inherited genetic postnatal progressive neurodevelopmental disorder that occurs almost exclusively in girls and leads to severe impairments, affecting nearly every aspect of the child’s life: their ability to speak, walk, eat, and even breathe easily. Rett syndrome is caused by mutations in the MECP2 gene and strikes all racial and ethnic groups and occurs worldwide in approximately 1 in every 10,000-15,000 live female births.

•	Depression — Depression is a major cause of morbidity worldwide according to the World Health Organization. Pharmaceutical treatment for depression is dominated by blockbuster brands, with the leading nine brands accounting for approximately 75% of total sales. However, the dominance of the leading brands is waning, largely due to the effects of patent expiration and generic competition.

•	Epilepsy — Epilepsy is a common chronic neurological disorder characterized by recurrent unprovoked seizures. These seizures are transient signs and/or symptoms of abnormal, excessive or synchronous neuronal activity in the brain. According to the Centers for Disease Control and Prevention, epilepsy affects 2.2 million Americans. Today, epilepsy is often controlled, but not cured, with medication that is categorized as older traditional anti-epileptic drugs and second generation anti-epileptic drugs. Because epilepsy afflicts sufferers in different ways, there is a need for drugs used in combination with both traditional anti-epileptic drugs and second generation anti-epileptic drugs. GBI Research estimates that the epilepsy market will increase to $4.5 billion by 2019.

•	Neuropathic Pain — We define neuralgia, or neuropathic pain, as pain that is not related to activation of pain receptor cells in any part of the body. Neuralgia is more difficult to treat than some other types of pain because it does not respond well to normal pain medications. Special medications have become more specific to neuralgia and typically fall under the category of membrane stabilizing drugs or antidepressants.

•	Malignant Melanoma — Predominantly a skin cancer, malignant melanoma can also occur in melanocytes found in the bowel and the eye. Malignant melanoma accounts for 75% of all deaths associated with skin cancer. The treatment includes surgical removal of the tumor, adjuvant treatment, chemo and immunotherapy, or radiation therapy. According to IMS Health the worldwide Malignant Melanoma market is expected to grow to $4.4 billion by 2022.

•	Prostate Cancer — Specific to men, prostate cancer is a form of cancer that develops in the prostate, a gland in the male reproductive system. The cancer cells may metastasize from the prostate to other parts of the body, particularly the bones and lymph nodes. Drug therapeutics for Prostate Cancer are expected to increase to nearly $18.6 billion in 2017 according to BCC Research.

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•	Pancreatic Cancer - Pancreatic cancer is a malignant neoplasm of the pancreas. In the United States, approximately 45,000 new cases of pancreatic cancer will be diagnosed this year and approximately 38,000 patients will die as a result of their cancer. Sales predictions by GBI Research forecast that the market for the pharmaceutical treatment of pancreatic cancer in the United States and the five largest European countries will increase to $2.9 billion by 2021.

Corporate Information

Our principal executive office is located at 51 West 52nd Street, 7th Floor, New York, NY 10019-6163, and our telephone number is 844.689.3939. Our website address is www.anavex.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offering

On October 21, 2015, the Company entered into the Purchase Agreement with Lincoln Park pursuant to which the Selling Security Holder agreed to purchase up to $50,000,000 shares of our common stock (subject to certain limitations) from time to time over a 36-month period to September 6, 2019. In connection with the Purchase Agreement, the Company also entered into a registration rights agreement, (“RRA”), with the Selling Security Holder whereby we agreed to file a registration statement with the SEC covering shares of our common stock that may be issued to the Selling Security Holder from time to time under the Purchase Agreement.

The Company previously filed the “2016 Registration Statement”, which registered for sale by Lincoln Park up to 6,754,609 shares of our common stock issued or issuable under the Purchase Agreement, inclusive of 269,397 shares of common stock issued or issuable to the Selling Security Holder for no cash consideration as commitment shares.

As of the date of this prospectus 6,633,656 shares of our common stock have been issued to the Selling Security Holder under the Purchase Agreement for gross proceeds of $24,008,109, which includes 6,410,939 purchase shares and 222,717 commitment shares, and 6,475,575 of such shares have been resold by the Selling Security Holder under the 2016 Registration Statement. We were limited in the number of shares of common stock that we could register in the 2016 Registration Statement because Nasdaq Rule 5635(d) requires stockholder approval prior to the issuance of more than 20% of a listed company’s outstanding common stock. On April 18, 2017, the Company’s stockholders approved the issuance of up to $50,000,000 in shares of common stock issuable pursuant to the Purchase Agreement at the Company’ 2017 Annual Meeting.

Therefore, we are registering an additional 5,000,000 shares of our common stock under the registration statement of which this prospectus is made a part (sometimes referred to herein as the 2017 Registration Statement) which may be issued to Lincoln Park by us and then resold by Lincoln Park pursuant to the Purchase Agreement and RRA. For the avoidance of confusion, none of the 6,754,609 shares of common stock registered under the 2016 Registration Statement are covered under this prospectus.

After the 2017 Registration Statement, of which this prospectus is a part, is declared effective, the Company may, from time to time and at its sole discretion, direct the Selling Security Holder to purchase up to 50,000 shares of our common stock registered hereunder on any such business day, provided that in no event shall the Selling Security Holder purchase more than $2,000,000 worth of our common stock on any single business day, plus an additional “accelerated amount” under certain circumstances. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to the Selling Security Holder. The purchase price of the up to 50,000 shares that may be sold to the Selling Security Holder under the Purchase Agreement on any business day will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days’ notice.

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The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Selling Security Holder has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common stock.

In consideration for entering into the Purchase Agreement, the Company issued to the Selling Security Holder 179,598 shares of common stock for no cash consideration as a commitment fee and agreed to issue up to 89,799 shares pro rata (the “Additional Commitment Shares”), when and if, the Selling Security Holder purchases, at the Company’s discretion, up to the $50,000,000 aggregate commitment amount. As of the date of this prospectus, 43,119 of the Additional Commitment Shares have been issued. All 269,397 commitment shares, including those issued as a commitment fee and those which have been or may be issued as commitment shares, were registered under the 2016 Registration Statement. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

Where You Can Find More Information

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements as may be required and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.anavex.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available at http://www.anavex.com/investors/share-data/ copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and the related notes contained in Item 8 of Part II of our Annual Report on Form 10-K for the fiscal years ended September 30, 2016 and 2015 and our interim consolidated financial statements and the related notes contained in Item 1 of Part I of our Quarterly Report on Form 10-Q for the six months ended March 31, 2017, which are incorporated by reference into this prospectus, except that share and per share information for the year ended September 30, 2015 have been revised to reflect the reverse stock split of our issued and outstanding shares of common stock effective on October 7, 2015 at a ratio of 1 for 4.

We have derived the statements of operations data for each of the years ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 and 2015 from the audited consolidated financial statements contained in Item 8 of Part II of our Annual Report on Form 10-K for the year ended September 30, 2016. The consolidated statement of operations data set forth below for the six months ended March 31, 2017 and the consolidated balance sheet data as of March 31, 2017 has been derived from our consolidated financial statements included in Item 1 of Part I of our Quarterly Report on Form 10-Q for the six months ended March 31, 2017, which is incorporated by reference into this prospectus.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes to those statements included in Item 7 of Part II and Item 8 of Part II, respectively, of our Annual Report on Form 10-K for the year ended September 30, 2016, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in Item 2 of Part I and Item 1 of Part I, respectively, of our Quarterly Report on Form 10-Q for the six months ended March 31, 2017, and updates thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference.

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	Six months ended March 31,
	2017 (unaudited)	2016 (unaudited)
Research and development expenses	$4,535,423	$2,729,856
General and administrative expenses	2,242,198	3,982,746
Net loss	(4,695,746)	(5,985,310)
Net loss per share, basic and diluted	(0.12)	(0.17)
Weighted average number of common shares, basic and diluted	39,761,612	34,589,957

	Year ended September 30,
	2016	2015
Research and development expenses	$7,254,303	$2,271,736
General and administrative expenses	8,334,740	4,836,978
Net loss	(14,736,698)	(12,108,130)
Net loss per share
Basic	(0.42)	(0.65)
Diluted	(0.42)	(0.65)

Weighted average number of common shares, basic and diluted	35,153,426	18,584,820

Selected Balance Sheet Data

	At March 31, 2017	At September 30
	(unaudited)	2016	2015

Cash	$23,351,567	$9,186,814	$15,290,976
Working Capital	21,434,295	6,255,760	12,808,083
Total Assets	23,606,588	9,498,681	15,469,913
Long-term debt	-	-	332
Total Stockholders’ Equity	21,486,691	6,308,156	12,809,003

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RISK FACTORS

An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2016, which is incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities. You could lose all or part of your investment in the securities. You should consider these matters in conjunction with the other information included or incorporated by reference in this prospectus. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. Our business, results of operations or financial condition could be seriously harmed, and the trading price of our common stock may decline due to any of these or other risks.

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Forward-Looking Statements” below.

Risks Relating to the Purchase Agreement with the Selling Security Holder

The sale or issuance of our common stock to the Selling Security Holder may cause dilution and the sale of the shares of common stock acquired by the Selling Security Holder, or the perception that such sales may occur, could cause the price of our common stock to fall.

On October 21, 2015, we entered into the Purchase Agreement with the Selling Security Holder, pursuant to which the Selling Security Holder has committed to purchase up to $50,000,000 of shares of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 179,598 shares of our common stock to the Selling Security Holder for no cash consideration as a fee for Lincoln Park’s commitment to purchase additional shares of our common stock under the Purchase Agreement. Additional purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time for a 36-month period, which commenced on September 6, 2016.

The purchase price for the shares that we may sell to the Selling Security Holder under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to the Selling Security Holder. Sales of shares of our common stock, if any, to the Selling Security Holder will depend upon market conditions and other factors to be determined by us. Therefore, the Selling Security Holder may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, the Selling Security Holder may sell all, some or none of those shares. Sales to the Selling Security Holder by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Security Holder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which could have a materially adverse effect on our business and operations.

We may not be able to access sufficient funds under the Purchase Agreement with Lincoln Park when needed.

Our ability to sell shares to Lincoln Park and obtain funds under the Purchase Agreement is limited by the terms and conditions in the Purchase Agreement, including restrictions on when we may sell shares to Lincoln Park, restrictions on the amounts we may sell to Lincoln Park at any one time, and a limitation on our ability to sell shares to Lincoln Park to the extent that it would cause Lincoln Park to beneficially own more than 9.99% of our outstanding shares of common stock. Therefore, we might not have access to the full amount available to us under the Purchase Agreement. In addition, any amounts we sell under the Purchase Agreement may not satisfy all of our funding needs, even if we are able and choose to sell all $50,000,000 of our common stock under the Purchase Agreement.

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We elected to enter into the Purchase Agreement with Lincoln Park as we expect that amount of capital during the 36-month term of the Purchase Agreement facility will be required for us to fully implement our business, operating and development plans. The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $50,000,000 of shares of our common stock under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on December 14, 2016;

(2)	our Quarterly Reports on Form 10-Q for the fiscal period ended December 31, 2016, as filed with the SEC on February 7, 2017 and for the fiscal period ended March 31, 2017, as filed with the SEC on May 10, 2017;

(3)	our Current Reports on Form 8-K, as filed with the SEC on October 21, 2016, February 13, 2017 and April 21, 2017;

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and all proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (1) above; and

(5)	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on December 6, 2005.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor
New York, NY 10019-6163
(844) 689-3939

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 9. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. However, we may receive gross proceeds of up to $50,000,000 under the Purchase Agreement, including from the sale of up to 5,000,000 shares which are being registered hereunder for resale by Lincoln Park and from the sale of up to 6,485,212 shares registered under the 2016 Registration Statement which are not commitment shares and which may be issued by us to Lincoln Park for resale under the 2016 Registration Statement.

We intend to use any proceeds received under the Purchase Agreement to further our business plan of advancing human clinical trials of AVAVEXTM 2-73 and for general corporate and administrative purposes.

DILUTION

Shares of our common stock in this offering by Lincoln Park will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of the shares that we may issue and sell to Lincoln Park from time to time under the Purchase Agreement. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances under the Purchase Agreement.

PLAN OF DISTRIBUTION

Common stock offered by this prospectus is being offered by the Selling Security Holder. The common stock may be sold or distributed from time to time by the Selling Security Holder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

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•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Security Holder has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Security Holder has informed us that each such broker-dealer will receive commissions from the Selling Security Holder that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Security Holder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the Selling Security Holder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Security Holder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the Selling Security Holder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the Selling Security Holder. We have agreed to indemnify and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Security Holder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Security Holder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AVXL”.

SELLING SECURITY HOLDER

Up to 5,000,000 shares of our common stock may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Security Holder. Except as may be set forth in any accompanying prospectus supplement, we will pay all of the expenses in connection with the registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Security Holder. We will not receive any proceeds from the sale of shares by the Selling Security Holder.

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On October 21, 2015, the Company entered into the Purchase Agreement with the Selling Security Holder. In connection with the Purchase Agreement, the Company also entered into the RRA whereby the Company agreed to file a registration statement with the SEC covering the shares of our common stock that may be issued to the Selling Security Holder under the Purchase Agreement. The shares being registered hereunder are being registered pursuant to the terms of the RRA.

From September 9, 2016, the Company has the right, in its sole discretion over a 36-month period, to sell to the Selling Security Holder up to an aggregate commitment of $50,000,000 of shares of our common stock. The Company controls the timing and amount of any future sales, if any, of shares of common stock to the Selling Security Holder. As of the date of this prospectus, the Company has sold 6,410,939 shares of common stock to the Selling Security Holder for gross proceeds of $24,008,109.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. The Selling Security Holder has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common stock.

In consideration for entering into the Purchase Agreement, the Company issued to the Selling Security Holder 179,598 shares of common stock for no cash consideration as a commitment fee and agreed to issue up to 89,799 shares pro rata, when and if the Selling Security Holder purchases, at the Company’s discretion, up to the $50,000,000 aggregate commitment. For example, if we elect, at our sole discretion, to require the Selling Security Holder to purchase $100,000 of our common stock then we would issue 180 shares of the pro rata commitment fee which is the product of $100,000 (the amount we have elected to sell) divided by $50,000,000 (the amount we can sell the Selling Security Holder under the Purchase Agreement) multiplied by 89,799 (the total number of pro rata commitment shares). The pro rata commitment shares are being issued pursuant to this formula as and when we elect at our discretion to sell stock to the Selling Security Holder. All of the commitment shares were registered pursuant to the 2016 Registration Statement. As of the date of this prospectus, the Company has issued 43,119 commitment shares to the Selling Security Holder. The Selling Security Holder may not assign or transfer its rights and obligations under the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

Pursuant to the RRA the Selling Security Holder had the right to request that the Company include their shares in the 2016 Registration Statement and the 2017 Registration Statement of which this prospectus forms a part under the Securities Act. Under the RRA, the Selling Security Holder has registration rights with respect to the shares of common stock set forth in the table below.

As of May 23, 2017, the Selling Security Holder beneficially owned, in the aggregate, 132,535 shares of our common stock, or 0.32% of our outstanding common stock. We cannot provide an estimate as to the number of shares of common stock that will be held by the Selling Security Holder upon consummation of any offering or offerings covered by this prospectus because the Selling Security Holder may offer some, all or none of their shares of common stock in any such offering or offerings. The Selling Security Holder does not and has not within the past three years had, any position, office or material relationship with us or any of our predecessors or affiliates.

Selling Shareholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		No. of Shares Registered in this Offering	Shares Beneficially Owned After this Offering(6)		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC(1)	132,535	(2)(3)	0.32	%(4)	5,000,000	132,535	(6)	0.29	%(6)

*	Less than 1%
(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

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(2)	Represents 132,535 shares of our common stock issued to the Selling Security Holder under the Purchase Agreement, and not resold as of May 23, 2017, all of which have been registered under the 2016 Registration Statement and excludes 5,000,000 shares of common stock, which may be sold to the Selling Security Holder and registered hereunder.
(3)	Excludes any commitment shares which may be issued in connection with the 5,000,000 shares of common stock being registered in this offering
(4)	Based on a fraction with (i) the numerator as the total number of shares held by the Selling Security Holder on May 23, 2017 and (ii) the denominator as the number of shares of our common stock outstanding as of May 23, 2017. The amount of shares of common stock we may sell to Lincoln Park is subject to a 9.99% cap on issuable shares as described in the Purchase Agreement.
(5)	Although the Purchase Agreement provides that we may sell up to $50,000,000 of shares of our common stock to Lincoln Park, we have reserved approximately 11,754,609 shares for sale to Lincoln Park under the Purchase Agreement and RRA and registered under the 2016 Registration Statement and the 2017 Registration Statement of which this prospectus is made a part.
(6)	We assume for purposes of this table that the Company will sell to Lincoln Park all of the shares registered hereunder pursuant to the Purchase agreement, and Lincoln Park will resell all such shares.

The Lincoln Park Transaction

On October 21, 2015, we entered into the Purchase Agreement and the RRA with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $50,000,000 of shares of our common stock (subject to certain limitations). Pursuant to the terms of the RRA, we have filed with the SEC the 2016 Registration Statement for 6,754,609 shares of common stock which was declared effective September 9, 2016 and which is still effective as of the date of this prospectus and the 2017 Registration Statement for 5,000,000 shares of which this prospectus is made a part to register for sale under the Securities Act the shares that have been and may be issued to Lincoln Park under the Purchase Agreement.

From September 9, 2016, we may, from time to time over a 36-month period and at our sole discretion, but no more frequently than every other business day, direct Lincoln Park to purchase 50,000 shares of our common stock on any such business day, which amounts may be increased under certain circumstances, provided that in no event shall Lincoln Park purchase more than $2,000,000 worth of our common stock on any single business day, plus an additional “accelerated amount” under certain circumstances, at a purchase price per share based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. The amount of shares of our common stock that we direct Lincoln Park to purchase depends on the closing price of our common stock.

Purchase of Shares Under the Purchase Agreement

On any day that the closing sale price of our common stock is not below $7.00 the purchase amount may be increased, at our sole discretion, to up to 75,000 shares of our common stock per purchase; on any day that the closing sale price of our common stock is not below $9.00 the purchase amount may be increased, at our sole discretion, to up to 100,000 shares of our common stock per purchase; and on any day that the closing sale price of our common stock is not below $11.00 the purchase amount may be increased, at our sole discretion, to up to 125,000 shares of our common stock per purchase and on any day that the closing sale price of our common stock is not below $13.00 the purchase amount may be increased, at our sole discretion, to up to 150,000 shares of our common stock per purchase. Such purchases are hereinafter referred to as “Regular Purchases”. In no event shall Lincoln Park purchase more than $2,000,000 worth of our common stock pursuant to a Regular Purchase on any single business day. The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an “Accelerated Purchase”, not to exceed the lesser of:

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•	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

•	200% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•	96% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

•	the closing sale price of our common stock on the purchase date.

In the case of both Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The Purchase Agreement limits our sales of shares of common stock to Lincoln Park to the maximum number of shares of our common stock that we may issue without breaching our obligations under applicable Nasdaq rules or obtaining stockholder approval under such rules.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the sale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

•	the delisting of our common stock from the OTCQB operated by the OTC Markets Group, Inc., provided, however, that the common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE MKT, the NYSE Arca, the OTC Bulletin Board or the OTCQX operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing). If at any time after September 9, 2016 the Exchange Cap (as defined in the Purchase Agreement) is reached unless and until stockholder approval is obtained pursuant to Section 2(e) of the Purchase Agreement. The Exchange Cap shall be deemed to be reached at such time if, upon submission of a Regular Purchase Notice or Accelerated Purchase Notice under this Agreement, the issuance of such shares of common stock would exceed that number of shares of common stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market (as defined in the Purchase Agreement);

•	the transfer agent’s failure for three business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

•	any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days; and

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•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; and

•	if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All the shares of our Common Stock registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the shares of Common Stock registered in this offering that Lincoln Park has not previously purchased. Lincoln Park may sell all, some or none of the shares it has purchased or will purchase under the Purchase Agreement. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $50,000,000 of our Common Stock, exclusive of the 179,598 shares issued to Lincoln Park as a commitment fee. Depending on the price per share at which we sell our Common Stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement registered in this offering at varying purchase prices:

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Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(3)	Proceeds from the Sale of Shares to Lincoln Park Under the $50,000,000 Purchase Agreement
$3.50		11,485,212	24.3%	$40,067,220

$5.00		11,485,212	24.3%	$48,935,777

$5.77	(4)	10,880,654	23.3%	$50,000,000

$10.00		8,635,449	19.4%	$50,000,000

$12.00		8,125,014	18.5%	$50,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $50,000,000 of our Common Stock to Lincoln Park, we are registering 5,000,000 shares hereunder and have registered 6,754,609 shares (inclusive of the 179,598 initial commitment shares issued to Lincoln Park and the 89,799 additional commitment shares that have been or may be issued to Lincoln Park as a commitment fee) under the 2016 Registration Statement, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we have initially reserved.
(2)	The number of registered shares to be issued includes the 6,485,212 purchase shares registered in the 2016 Registration Statement and the 5,000,000 purchase shares registered hereunder and excludes the 179,598 initial commitment shares that have been issued and 89,799 additional commitment shares that have been or may be issued to Lincoln Park because no proceeds will be attributable to such commitment shares.
(3)	The denominator is based on 41,376,061 shares outstanding as of May 23, 2017, which is inclusive of the 179,598 shares issued to Lincoln Park as initial commitment shares in connection with this offering, the 5,572,841 shares of common stock which have already been sold to Lincoln Park as of May 23, 2017, and the 34,796 additional commitment shares which have already been issued to Lincoln Park as of May 23, 2017 and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator does not include the 55,003 additional commitment shares that may be issued to Lincoln Park pro rata. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.
(4)	The closing price of our Common Stock on May 23, 2017.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001. As of August 7, 2017 we had 42,172,090 shares of common stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

On October 7, 2015, the Company effected a reverse stock split at a ratio of 1 for 4, whereby every 4 shares of common stock became 1 share of common stock. The authorized shares of common stock of the Company were therefore proportionally reduced from 400,000,000 to 100,000,000.

Our common stock is traded on the Nasdaq Capital Market under the trading symbol “AVXL”. On September 6, 2017, the last reported sale price of our common stock was $4.87 per share.

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Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our Company.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Snell & Wilmer, L.L.P., Reno, Nevada. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements as of September 30, 2016 and 2015 and for each of the three years in the period ended September 30, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2016 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

MATERIAL CHANGES

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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ANAVEX LIFE SCIENCES CORP.

5,000,000 Shares of Common Stock Offered by a
Selling Security Holder

PROSPECTUS